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                                                                   EXHIBIT 10.17
                                  APPENDIX A

            COLLABORATIVE DISCOVERY AND LEAD OPTIMIZATION AGREEMENT

This Collaborative Discovery and Lead Optimization Agreement (the "Agreement') is made and effective as of December 17, 1999 (the "Effective Date"), by and between 3-Dimensional Pharmaceuticals, Inc., a corporation having its principal place of business at Eagleview Corporate Center, 665 Stockton Drive, Suite 104, Exton, PA 19341, U.S.A. ("3DP'), and Boehringer Ingelheim Pharmaceuticals, Inc., a corporation having its principal place of business at 900 Ridgebury Road, Danbury, CT 06877, U.S.A. ("BIPI"). 3DP and BIPI may be referred to herein as a "Party" or, collectively, as "Parties".

WHEREAS, 3DP is engaged in discovery research for a variety of biologically active compounds and the development of technologies to facilitate such research, and 3DP has patented systems for generating chemical compounds having desired pharmaceutical properties;

WHEREAS, BIPI is engaged in research and development of human therapeutic products;

WHEREAS, 3DP and BIPI desire to enter into a research and development collaboration to identify qualified lead compounds active against selected targets and suitable for medicinal chemistry optimization that may be developed and commercialized by BIPI;

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

1.   DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings, and may be used in the singular or plural, as indicated by their context:

     1.1 "Active Compound" means a Qualified Lead Compound or a compound derived from a Qualified Lead Compound that has been formally selected by BIPI after recommendation by the Research Steering Committee for preclinical development as evidenced by initiation of a BIPI supported range finding toxicology study to be performed by the BIPI Toxicology Department or its designate.

     1.2 "Affiliate" of a Party means: (a) any corporation owning or directly or indirectly controlling at least fifty percent (50%) of the stock normally entitled to vote for election of directors of a party, and
          (b) any corporation owned or directly or indirectly controlled by a party, or by a corporation defined by subparagraph (a) above, through ownership of at least fifty percent (50%) of stock normally entitled to vote for election of directors.

     1.3  "Agreement" shall mean the present agreement including its appendices.

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     1.4  "Confidential Information" means all information that has or could have commercial value or other utility In a Party's business, or the unauthorized disclosure of which could be detrimental to the Party's interests, including confidential information, inventions, know-how, data and materials relating to the Research Program or to the Licensed Products, and shall include without limitation research, technical, clinical development, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

     1.5 "Custom Accessible Libraries" means any DirectedDiversity(R) Chemical Library produced using 3DP DirectedDiversity(R) Technology and structure activity data provided by BIPI.

     1.6 "DirectedDiversity(R) Chemical Library" means a computer-generated library of compounds containing integrated structure-activity and synthesis data.

     1.7 "Effective Date" means the effective date of this Agreement as set forth in the first paragraph hereof.

     1.8 "Field" means human therapeutic and diagnostic uses of Qualified Lead Compounds or Active Compounds against Targets.

     1.9 "Licensed Product" means any commercial product containing an Active Compound.

     1.10 "Net Sales" means the gross invoiced sales price charged to third parties for all Licensed Products sold by BIPI and its Affiliates after deduction of the following items: (a) customary trade, quantity and case discounts, wholesaler-charge backs, or rebates (including rebates to governmental agencies); provided that such discounts, charge backs and rebates are not applied disproportionately with respect to particular products sold; (b) customary credits or allowances for rejection or return of previously sold Licensed Products; (c) any direct tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof; and (d) any charge for freight or insurance if separately stated.

          Combination Products: Where Product is sold in the form of a combination product containing one or more active ingredients in addition to an Active Compound, Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such combination Product by the fraction A/(A+B) where A is the net invoice price of Product to an end use customer containing such Active Compound, if sold separately, and B is the net invoice price of a product to an end use customer containing any other component or components in the combination, if sold separately. If, on a country-by-country basis, the other active component or components in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties on the Combination Product shall be calculated by multiplying actual Net Sales of

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          such Combination Product by the fraction A/C where A is the invoice price of Product containing the Active Compound, if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, neither the Product nor the other active component or components of the Combination Product is sold separately in said country, Net Sales for the purposes of determining royalties of the combination Product shall be reasonably allocated between the Product and the other active components based upon their relative value as determined by the Parties hereto in good faith.

     1.11 "Patents" means all U.S. patent applications or issued patents, including provisionals, divisionals, continuations, continuations-in-part, reissues and extensions derived therefrom, such as patent term restorations, supplementary protection certificates, etc., as well as all foreign patents and foreign patent counterparts to the foregoing.

     1.12 "Qualified Lead Compound" means a chemical compound produced in the course of the Program that satisfies criteria established by the Research Steering Committee. A "3DP Qualified Lead Compound" means a Qualified Lead Compound that is generated from a 3DP Accessible Library. A "BIPI Qualified Lead Compound" means a Qualified Lead Compound that is generated from a Custom Accessible Library.

     1.13 "Research Program" means the collaborative discovery and optimization activities of the Parties, as described in Article 2, that are intended to lead to the discovery of Active Compounds that have an agreed upon level of activity against a Target and are suitable for pre-clinical and commercial development by BIPI.

     1.14 "Research Program Patents" shall mean those Patents that claim discoveries or inventions made as a result of the Research Program and for a time period starting at the Effective Date through a period of one year following the termination of the Research Program, regardless of their ownership.

     1.15 "Research Steering Committee" or "RSC" means the committee to be formed pursuant to Article 3 of this Agreement.

     1.16 "Target" means a protein, to be selected by the Senior Vice President of R&D at BIPI, against which Qualified Lead Compounds and Active Compounds are to be developed. Notwithstanding the above, 3DP may reject a Target proposed by the Senior Vice President of R&D under the following circumstances: (a) 3DP has entered into a contractual relationship with a third party regarding the proposed Target or a substantially similar Target; (b) other reasonable legal grounds; or
          (c) 3DP has already selected the proposed Target or a substantially similar Target for its internal research and development program as may reasonably be demonstrated by 3DP.

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     1.17 "Territory" means the entire world."3DP Accessible Libraries" means any DirectedDiversity(R) Chemical Library that is generated by 3DP outside of the Research Program.

     1.18 "3DP DirectedDiversity(R) Technology" means 3DP Patents and know-how in effect at the time of the Effective Date of this Agreement that relate to generating and utilizing a DirectedDiversity(R) Chemical Library, including but not limited to U.S. Patent Nos. 5,463,564, 5,574,656, 5,684,711 and 5,901,069. This term also includes any discoveries, improvements, inventions and modifications made during the Research Program to the extent that they relate to 3DP DirectedDiversity(R) Technology. This term does not include the SAR models as described in Article 2 of this Agreement.

     1.19 "3DP Patents" means any Patents owned or controlled by 3DP other than Research Program Patents.

     1.20 "Valid Claim" means a claim of a Patent that has not lapsed or become abandoned or been declared invalid or unenforceable by a court or agency of competent jurisdiction from which no appeal can be or has been taken.

2.  RESEARCH PROGRAM

     2.1 General Project Description. The Parties contemplate that the Research Program will include the following steps and activities:

          (a) BIPI will furnish to 3DP the structure and activity data on chemical compounds screened against a Target that BIPI feels are necessary for analysis of a Structure Activity Relationship ("SAR").

          (b) 3DP will use its DirectedDiversity(R) Technology to compute a chemical descriptor matrix to describe and map the compounds for which BIPI provides data. 3DP also will develop an SAR model based on this descriptor matrix for hits.

          (c) 3DP will compare the SAR model with compounds in 3DP Accessible Libraries, 3DP will identify [**] compounds to be synthesized by 3DP and supplied to BIPI for testing. 3DP will supply between [**] milligrams of each such compound in 96 deep well plates (about 80 compounds per plate). These compounds will meet a minimum purity of 80% (resolved LCMSA/NMR) for 80% of the compounds provided. Upon request of BIPI, 3DP will provide additional quality control for individual compounds.

          (d) 3DP will provide BIPI with a secure internet based communication channel to provide activity or other compound related data to 3DP.


**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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          (e)  3DP will develop an improved SAR model based on the testing data provided by BIPI. This improved SAR will be used to perform iterative rounds of selection and synthesis of compounds from 3DP Accessible Libraries, and/or to develop Custom Libraries from which compounds will be selected and synthesized, and/or to perform medicinal chemistry optimization and synthesis. Such compounds will be supplied to BIPI for additional testing in furtherance of the Research Program.

     2.2 Development of Active Compounds. BIPI will conduct the preclinical and clinical tests as it deems appropriate for the commercial development in the Field of Active Compounds.

     2.3 Initial Term and Extension of Research Program. The initial term of the Research Program shall be two (2) years. BIPI may extend this Agreement on an annual basis by notifying 3DP in writing at least sixty (60) days prior to the end of the initial two (2) year term or any extended one-year term then in effect.

     2.4 Additional and Alternative Targets. BIPI, through the Research Steering Committee, shall have the option to bring forward a total of up to five (5) Targets at any one time or to change Targets upon thirty (30) days advance written notice to 3DP.

3.  RESEARCH PROGRAM GOVERNANCE

     3.1 Research Steering Committee. 3DP and BIPI agree to establish a Research Steering Committee of seven (7) people. BIPI shall designate four (4) members and 3DP shall designate three (3) members, each selected by their respective R&D management to form this Research Steering Committee. The Research Steering Committee shall be responsible for:

          (a) Adopting, reviewing and amending the research plan to implement the Research Program, subject to the approval of the Vice President of Research at BIPI.

          (b)  Monitoring the progress of research in the Research Program.

          (c)  Reviewing initial Target and any subsequent Target selection.

          (d) Recommending to the Vice President of Research at BIPI designation of a compound as an Active Compound.

          (e) Reviewing and approving publications and other public disclosures related to the subject matter of the Research Program subject to the approval of the Vice President of Research at BIPI.

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     3.2  Management of Matters Outside the Jurisdiction of the Research
          Steering Committee. Matters outside the scope of the Research Program and internal to each Party are not under the purview of the Research Steering Committee. Such matters include, but are not limited to the following: internal personnel policies and programs, budgeting, finance, commercial and marketing strategies, and business decisions. However, the Parties agree to communicate with each other promptly on those matters which, while outside the scope of the Research Program, nevertheless may reasonably be expected to influence the conduct or term of the Research Program or the intended commercialization of Active Compounds. Furthermore the RSC does not have responsibility for or the authorization to choose the number of FTEs assigned to the Research Program as set forth in Section 4.1 (b).

4.  FINANCIAL TERMS

     4.1  Technology Access and FTE Reimbursement Fees.


          (a) BIPI agrees to pay a nonrefundable technology access fee of [**] due within thirty (30) days of the Effective Date of this Agreement.

          (b) BIPI agrees to pay 3DP in advance, on a calendar quarterly basis, for the staff allocated by 3DP for the services to be provided under this Agreement. These services will be compensated by BIPI at a rate equivalent to the support for [**] Full Time Equivalents ("FTEs"). The quarterly payment for the initial term of the Research Program shall be [**]. Depending on the total number of Targets designated and the number of 3DP FTEs reasonably necessary to meet the objectives of this Agreement, BIPI and 3DP shall negotiate in good faith to provide additional compensation to 3DP in a form to be agreed upon by the Parties, such as a lump sum payment or support by BIPI for additional FTEs.


     4.2 Extended Term Fees. The level of reimbursement for FTEs in an extended term shall be negotiated in good faith by the Parties, and shall at least reflect an increase to the FTE support level of Section 4.1 (b) based on increases in the cost of living.

     4.3 Early Termination Fees. If BIPI terminates this Agreement prior to the end of the initial term or any extended term pursuant to Section 9.2, it agrees to pay the lesser of a termination fee of [**] or the remaining FTE reimbursement obligation for that term. No termination fee is due if BIPI terminates the Agreement as set forth in any of Sections 9.3 (a), 9.4 (a) or 9.6.

     4.4 Milestone Payments for Designation of Qualified Lead Compounds. BIPI agrees to make milestone payments as set forth below:


          (a) [**] upon the selection by BIPI, pursuant to Section 1.1, of each Active Compound against a designated Target. This milestone payment will be paid for [**].

          (b) [**] upon the filing of the [**] Investigational New Drug Application (or its non-U.S. counterpart) for each Active Compound against a designated Target. This milestone payment will be paid for [**].

          (c) [**] upon the initiation of the [**] Phase II clinical trial (or its equivalent or non-U.S. counterpart) for each Active Compound against a designated Target. This milestone payment will be paid for [**].

          (d) [**] upon the initiation of the [**] Phase III clinical trial (or its equivalent or non-U.S. counterpart) for each Active Compound against a designated Target. This milestone payment will be paid for [**].

          (e) [**] upon the filing of the [**] New Drug Application (or its equivalent or non-U.S. counterpart) for each Active Compound against a designated Target. This milestone payment will be paid for [**].

          (f) [**] upon the [**] approval of a New Drug Application (or its equivalent or non-U.S. counterpart) for each Active Compound against a designated Target. This milestone payment will be paid for [**].


**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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     4.5  Royalty on Net Sales of 3DP-Identified Active Compounds. BIPI agrees to pay a royalty based on Net Sales of any BIPI Qualified Lead Compounds and 3DP Qualified Lead Compounds that qualify as an Active Compound and that are developed by BIPI. The royalty rate on Net Sales of such compounds that are developed by BIPI without additional chemical optimization by BIPI shall be negotiated by the parties in good faith within ninety (90) days of the filing of a New Drug Application (or its equivalent or non-U.S. counterpart) and shall be between [**]. The royalty rate on Net Sales of such compounds that are developed by BIPI with additional chemical optimization by BIPI shall be negotiated by the parties in good faith within ninety (90) days of the filing of a New Drug Application (or its equivalent or non-U.S. counterpart) and shall be between [**].

     4.6 Mode of Payment. All payments to 3DP hereunder shall be made by wire transfer of United States Dollars in the requisite amount to such bank account as 3DP may from time to time designate by notice to BIPI. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on 3DP), fees or charges, to the extent applicable. As to the royalty payments, the amount of net sales shall be converted into U.S. Dollars, by applying the buying rate for the applicable day of conversion as published by Wall Street Journal on the last business day of applicable payment period.

     4.7 Records Retention. With respect to any products for which royalties are due pursuant to Section 4.6, BIPI and its Affiliates and any sublicensees shall keep records, for two (2) years, of such sales in sufficient detail to confirm the accuracy of the royalty calculations hereunder. At the request of 3DP, BIPI shall permit an independent certified accountant appointed by 3DP, at reasonable times and upon reasonable notice, to examine these records solely to the extent necessary to verify such calculations. Such investigation shall be at the expense of 3DP unless it reveals a discrepancy in BIPI's favor of more than ten per cent (10%), in which event it shall be at BIPI's expense.

     4.8 Taxes. The Party receiving royalties and other payments under this Agreement shall pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it shall: (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

5.   OWNERSHIP AND LICENSE OF RIGHTS

     5.1 Ownership of 3DP Accessible Libraries and 3DP Patents. 3DP shall own all 3DP Accessible Libraries. However, in case a Qualified Lead Compound, Active Compound or Licensed Product resulting from the Research Program, or a method for making or using such a Qualified Lead Compound, Active Compound or Licensed Product is covered by a patent or patent application of 3DP based on research outside of the Research Program, 3DP hereby grants to BIPI a fully paid up, worldwide, exclusive license, including the right to sublicense, in the Field under such patent to make, have made, use, sell, have sold, import and have imported Licensed Products, provided that 3DP is not contractually prohibited from granting such an exclusive license.



**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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     5.2  Ownership of Custom Accessible Library Compounds. BIPI shall own
          Custom Accessible Libraries and the compounds they contain that are produced in the course of the Research Program. However, BIPI agrees to grant 3DP a license in order to use chemical processes developed for the synthesis of Custom Accessible Library compounds for 3DP discovery programs. Notwithstanding the above, 3DP is not licensed to produce Active Compounds, nor structurally related compounds to be tested against Targets.

     5.3 License to 3DP Outside of the Field. After a period of five (5) years following the termination of the Research Program, BIPI agrees to negotiate in good faith to grant to 3DP a license to commercialize Qualified Lead Compounds, Active Compounds and Licensed Products outside of the Field under any applicable Research Program Patents owned or controlled by BIPI.

     5.4 Use of Compounds After Termination of the Research Program. After a period of five (5) years following termination of the Research Program, BIPI agrees to grant to 3DP a fully paid up, worldwide, non-exclusive license, including the right to sublicense, such that 3DP shall be able to conduct research and enter into relationships with third parties involving all compounds synthesized during and as a result of the Research Program that are not developed or under development by BIPI and all chemical processes developed for the synthesis of Custom Accessible Libraries. The license grant does not extend to BIPI patents filed after the termination of this Agreement.

     5.5 License Under All 3DP Research Program Patents. Subject to the provisions of Section 4.5, 3DP grants to BIPI a royalty-free, non-exclusive license in the Field under all Research Program Patents owned by 3DP to the extent such patents cover making, using, selling, offering for sale or importing a Qualified Lead Compound, an Active Compound or a Licensed Product.

6.   CONFIDENTIAL INFORMATION

     6.1 Confidentiality Obligations. The Parties agree that, for the term of this Agreement and for ten (10) years thereafter, the "Receiving Party" shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted hereunder or set forth in Section 3.1 (d)) any Confidential Information furnished to it by the "Disclosing Party" pursuant to this Agreement (including without limitation, know-how), except to the extent that it can be established by the Receiving Party that such Confidential Information:

          (a) was already known to the Receiving Party, other than under an obligation of confidentiality from the Disclosing Party at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

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          (c)  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

          (d) was subsequently lawfully disclosed to the Receiving Party by a third party; or

          (e) disclosure was compelled by governmental administrative agency or judicial requirements, provided, however, that the Receiving Party shall first have given advance notice to the Disclosing Party so as to permit the Disclosing Party to attempt to obtain a protective order or other appropriate remedy.

     6.2 Written Assurances. Each Party shall inform its employees and consultants who perform substantial work on the Research Program, of the obligations of confidentiality specified in Section 6.1 and all such persons shall be bound by the terms of confidentiality set forth therein. All employees and consultants who are inventors on any patents arising under work carried out under the Research Program shall assign to such Party or Parties all inventions made by such persons during the course of performing the Research Program. Each Party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, making a permitted sublicense of its rights hereunder or otherwise in performing its obligations or exercising its rights hereunder, provided that if a Party is required to make any such disclosure of another Party's secret or Confidential Information it will give at least thirty (30) day written, advance notice to the latter Party of such disclosure requirement and, to the extent such disclosure is not required by law, shall provide the Party whose information is being disclosed, an opportunity to identify Confidential Information that shall not be disclosed.

     6.3 Permitted Disclosures for Business Development Purposes. Notwithstanding the foregoing, or any other provision in this Agreement to the contrary, 3DP may describe the financial terms of this Agreement in confidence, in connection with capital raising or due diligence activities. Furthermore, BIPI acknowledges that 3DP may be obligated to disclose terms of this Agreement and make public a copy of this Agreement in the event it becomes a public company as required by applicable U.S. law.

7.   PATENTS AND INTELLECTUAL PROPERTY

     7.1 Title to Patents. Subject to the other provisions of this Agreement, all Research Program Patents shall be owned by BIPI, to the extent that they claim: (a) Custom Accessible Libraries or other small molecules synthesized by 3DP under the Research Program; (b) Qualified Lead Compounds; (c) Active Compounds; or (d) Licensed Products. All Research Program Patents shall be owned by 3DP to the extent that they claim 3DP DirectedDiversity(R) Technology. All other Research

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

          Program Patents shall be individually or jointly owned, depending on the relative inventive contributions of each Party.

     7.2  Filing of Patent Applications and Expenses.

          (a) BIPI has the right but not the obligation to pursue and maintain Research Program Patents that it owns, at its own cost. 3DP has the right but not the obligation to pursue and maintain Research Program Patents that it owns, at its own cost.

          (b) Where there is co-ownership of any Research Program Patents, the Parties will decide who is in the best position to file and pursue patent applications, and shall regularly provide each other with copies of all filings and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment. The costs of prosecuting and maintaining patent applications that are jointly owned shall be shared equally by the Parties.

     7.3  Enforcement of Patents.

          (a) If either Party considers that a Valid Claim of any of the Research Program Patents claiming the manufacture, use or sale of a Licensed Product is being infringed by a third party, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. BIPI shall have the right but not the obligation, at its own expense, to attempt to remove such infringement by commercially appropriate steps, including a lawsuit. If required by law, 3DP shall join such suit as a party, at BIPI's expense. In the event BIPI fails to take commercially appropriate steps with respect to such infringement within six (6) months following notice of such infringement, 3DP shall have the right to do so at its expense, provided that BIPI shall not be required to enforce such Research Program Patents against more than one entity or in more than one country at any one time. If 3DP enforces such Research Program Patents, BIPI agrees to join any suit as a party if required by law.

          (b) Any amounts recovered by BIPI pursuant to subsection (a), above, whether by settlement or judgment shall be reported as Net Sales for the purpose of calculating any applicable royalties to 3DP, after deduction of BIPI's expenses in making such recovery. Any amounts recovered by 3DP shall be retained by 3DP.

          (c) The Parties agree to discuss whatever steps may be appropriate to enforce Research Program Patents to the extent that they encompass the manufacture, use or sale of Active Compounds and Licensed Products outside of the Field.

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

          (d) The Party not enforcing the Research Program Patents pursuant to subsection (a), above, shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the other Party.

          (e) If either Party considers that a Valid Claim of any of the jointly owned Research Program Patents other than those Research Program Patents covered by subsection (a), above, is being infringed by a third party, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. The Parties agree to discuss in good faith the enforcement of any such jointly owned Research Program Patents. If such Patents are enforced by either Party, the Party not enforcing such Research Program Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the other Party.

     7.4 Third Party Patent Rights. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party alleging infringement of a patent of any third party in the manufacture, use or sale of an Active Compound or Licensed Product or in the conduct of the Research Program, the Parties shall promptly discuss and decide the best way to respond.

8.   INDEMNIFICATION

     8.1 Indemnification by BIPI. BIPI shall indemnify, defend and hold 3DP and its agents, employees and directors (the "3DP Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of third party claims or suits related to (a) BIPI's performance of its obligations under this Agreement; or (b) the manufacture, use or sale of Licensed Products by BIPI and its Affiliates, sublicensees, distributors and agents, except to the extent such claims or suits result from the breach of any of the provisions of this Agreement, negligence or willful misconduct of the 3DP Indemnitees. Upon the assertion of any such claim or suit, the 3DP Indemnitees shall promptly notify BIPI thereof and BIPI shall appoint counsel reasonably acceptable to the 3DP Indemnitees to represent the 3DP Indemnitees with respect to any claim or suit for which indemnification is sought. The 3DP Indemnities shall not settle any such claim or suit without the prior written consent of BIPI, unless they shall have first waived their rights to indemnification hereunder.

     8.2 Indemnification By 3DP. 3DP shall indemnify, defend and hold BIPI and its agents, employees and directors (the "BIPI Indemnitees") harmless from and

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          against any and all liability, damage, loss, cost or expense
          (including reasonable attorneys' fees) arising out of third party claims or suits related to (a) 3DP's performance to its obligations under this Agreement or (b) the manufacture, use, or sale of Licensed Products by 3DP and its Affiliates sublicensees, distributors and agents except to the extent that such claims or suits result from the breach of any of the provisions of this Agreement, negligence or willful misconduct of the BIPI Indemnitees. Upon the assertion of any such claim or suit, the BIPI Indemnitees shall promptly notify 3DP thereof and 3DP shall appoint counsel reasonably acceptable to the 3DP Indemnitees to represent the BIPI Indemnitees with respect to any claim or suit for which indemnification is sought. The BIPI Indemnitees shall not settle any such claim or suit without the prior written consent of 3DP, unless they shall have first waived their rights to indemnification hereunder.

9.   TERM AND TERMINATION

     9.1 Term. This Agreement shall commence upon the Effective Date. The term of the Research Program shall be two (2) years and may be extended as provided herein. This Agreement otherwise shall terminate upon expiration of the last Research Program Patent owned by BIPI that encompasses Active Compounds or Licensed Products.

     9.2 Termination. BIP1 may terminate the Research Program upon thirty (30) days advance written notice during the initial or any extended term. However, termination fees may be due as provided in Section 4.3.

     9.3  Breach

          (a) Failure by a Party to comply with any of the material obligations contained herein shall entitle the Party not in default to give notice to have the default cured. If such default is not cured within sixty (60) days after the receipt of such notice, or diligent steps not taken to cure if by its nature such default could not be cured within sixty (60) days, the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement, provided, however, that such right to terminate shall be stayed in the event that during such sixty (60) day period, the Party alleged to have been in default shall have: (i) initiated arbitration in accordance with Section 12.9, below, with respect to the alleged default, and (ii) diligently and in good faith cooperated in the prompt resolution of such arbitration proceedings.

          (b) The right of a Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

     9.4  Insolvency or Bankruptcy.

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

          (a) Either Party may, in addition to any other remedies available by law or in equity, terminate this Agreement by written notice to the other Party in the event the latter Party shall have become insolvent or bankrupt, or shall have an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for ninety (90) days undismissed, unbonded and undischarged.

          (b) All rights and licenses granted under or pursuant to this Agreement by BIPI or 3DP are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "Intellectual property" as defined under
               Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Parties under the U.S. Bankruptcy Code, the Parties hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them
               (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceedings elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under
               (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by a nonsubject Party.

     9.5 Consequences of Termination. Upon termination or expiration of the Research Program portion of this Agreement, each Party shall promptly return all relevant records and materials in its possession or control containing the other Party's Confidential Information and to which the former Party does not retain rights hereunder.

     9.6 Change of Control or Ownership. BIPI shall have the right to terminate this Agreement if 3DP is acquired, merges with or otherwise combines with a company not a party to this Agreement. Termination under this clause does not require termination fee payments as set forth in
          Section 4.3. However, before

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

          terminating the Agreement pursuant to this Section, BIPI shall reasonably consider alternative steps as provided in Section 12.12.

10.  REGULATORY RESPONSIBILITIES

     10.1 Regulatory Approvals. BIPI shall be responsible for all regulatory filings and related submissions that are made in connection with the commercialization of Licensed Products and shall do at BIPI's sole discretion and expense.

11.  REPRESENTATIONS AND WARRANTIES

     11.1 Authority. Each Party represents and warrants that it has the full right, power and authority to execute, deliver and perform this Agreement.

     11.2 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement does not conflict with, or constitute a breach or default under any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party.

     11.3 No Existing Third Party Rights. The Parties represent and warrant that their obligations under this Agreement are not encumbered by any rights granted by either Party to any third parties.

     11.4 Continuing Representations. The representations and warranties of each Party contained in this Article 11 shall survive the execution and delivery of this Agreement and shall remain true and correct at all times during the term of this Agreement with the same effect as if made on and as of such later date.

     11.5 No Warranty as to Commercial Success. 3DP offers no warranty that use of the 3DP DirectedDiversity(R) Technology under this Agreement will result in the discovery or the successful commercialization of a Licensed Product for use against the Target in the Field.

12.  MISCELLANEOUS PROVISIONS

     12.1 Accrued Rights; Surviving Obligations.

          (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such termination, or expiration. Such termination, relinquishment or expiration shall not relieve a Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

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

          (b) Without limiting the foregoing, Sections 4.3 to 4.8 and Articles 5, 6, 7, 8 and 12 of this Agreement shall survive the expiration or termination of this Agreement.

     12.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     12.3 Force Majeure. The failure of a Party to perform any obligation under this Agreement by reason of acts of God, acts of governments, riots, wars, strikes, accidents or deficiencies in materials or transportation or other causes of a similar magnitude beyond its control shall not be deemed to be a breach of this Agreement.

     12.4 No Trademark Rights. No right, expressed or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement.

     12.5 Public Announcements. The Parties shall consult with each other and reach mutual written agreement before making any public announcement concerning this Agreement or the subject matter hereof. The Parties agree to coordinate the dissemination of a joint press release to announce the signing of this Agreement. Notwithstanding the foregoing, the Parties may disclose the existence and general nature of this Agreement. However, neither Party shall use the name of the other Party for promotional purposes. BIPI shall have the right to review all filings, to the extent that they describe the terms of this Agreement or the arrangements with BIPI reflected herein, prior to their submittal by 3DP to the SEC, including all proposed redacted copies of this Agreement. 3DP shall give due respect to any reasonable and timely request by BIPI with respect thereto, including confidential treatment of selected portions of this Agreement.

     12.6 Entire Agreement of the Parties; Amendments. This Agreement and the exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. Notwithstanding the above, the "Bilateral Confidential Disclosure Agreement" executed on February 12, 1999 shall remain with full force and effect.

     12.7 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

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

     12.8 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of law provisions.

     12.9 Disputes. Either Party may give the other Party written notice of a dispute not resolved in the normal course of business. Upon such notice, the Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have the authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. If the matter has not been resolved by these persons within thirty (30) days of a disputing party's notice, either Party may initiate mediation as provided herein. If the dispute has not been resolved by negotiation, the Parties shall endeavor to settle the dispute by mediation under the Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes in effect on the Effective Date of this Agreement. Unless the Parties agree otherwise, a neutral mediator will be selected from a CPR Panel of Neutrals, with the assistance of CPR or, if the Parties agree, from the American Intellectual Property Law Association (AIPLA) Panel of Mediators.

     12.10 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation of delivery by registered letter (or its equivalent) or delivery by certified overnight courier service, to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.

           If to BIPI:

           Boehringer Ingelheim Pharmaceuticals, Inc.
           900 Ridgebury Road
           P.O. Box 368
           Danbury, CT 06877-0368

           Attention: Senior Vice President, Research & Development

           with a copy to:

           Attention: Vice President, General Counsel

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

           If to 3DP:

           3-Dimensional Pharmaceuticals, Inc.

           Eagleview Corporate Center
           665 Stockton Drive, Suite 104
           Exton, PA 19341


           Attention: CEO

           with a copy to:

           Morgan, Lewis & Bockius LLP
           1701 Market Street
           Philadelphia, PA 19103-2921


           Attention: David R. King, Esq.

     12.11 No Consequential Damages. IN NO EVENT SHAI.L EITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, including, but not limited to, loss of profits or revenue, or claims of customers of any of them or other third parties for such or other damages.

     12.12 Assignment. This Agreement may be assigned by either Party in connection with the sale or transfer of substantially all of its assets that relate to this Agreement. If 3DP acquires, is acquired by, merges with or otherwise combines with a company that has substantial activities related to Targets and is a competitor of BIPI, BIPI may require 3DP to take reasonable actions necessary to ensure that any of BIPI's Confidential Information, trade secrets or proprietary information is not disclosed to personnel within such company directly involved in such competitive activities.

     12.13 Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute 3DP or BIPI as partners or joint ventures with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any Third Party.

     12.14 Advice of Counsel. BIPI and 3DP have each consulted with counsel of their choice regarding this Agreement, and each acknowledges and agrees that this

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

           Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.



3 DIMENSIONAL                              BOEHRINGER INGELHEIM
PHARMACEUTICALS, INC.                      PHARMACEUTICALS, INC.



By:  /s/ David C. U'Prichard               By:  /s/ Prof. Dr. Peter Mueller
   ------------------------------------       ----------------------------------
Name: David C. U'Prichard, Ph.D.           Name: Prof. Dr. Peter Mueller
Title:CEO                                  Title:Sr. Vice President
                                                 Research & Development

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